Exhibit 10.2

Employment Agreement

This Employment Agreement (the “Agreement”) is entered into on this 9th day of September, 2022 by and between BorgWarner Inc. and Frederic B. Lissalde (“Executive”). Unless the context indicates otherwise, the term “Company” means and includes BorgWarner Inc., its successors, assigns, parents, subsidiaries, divisions and/or affiliates (whether incorporated or unincorporated), and all of its other related entities.

WHEREAS, Executive currently serves as the President and Chief Executive Officer of the Company and a member of its Board of Directors (the “Board”); and

WHEREAS, the Company and Executive desire to set forth their mutual agreement with respect to all matters relating to Executive’s continued employment with the Company followed by his retirement from the Company and as a member of the Board.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.Term of Employment.

Subject to Section 4, the Company shall continue to employ Executive through August 30, 2025. The Company, following action by the Board, and Executive may mutually agree to extend Executive’s employment beyond August 30, 2025 for one or more one (1) year periods prior to the expiration of the then-existing term of employment. The period from the date hereof through August 30, 2025 and any subsequent one-year extension periods is referred to herein as the “Term,” and the last day of the Term, assuming Executive remains employed until such date and has complied with the provisions hereof, shall be referred to herein as the “Retirement Date”.

2.Duties.

Executive shall serve as the President and Chief Executive Officer of the Company until the effective date of the Board’s appointment of a President and Chief Executive Officer of the Company to succeed Executive (the “Successor CEO”). In the event of such appointment prior to the Retirement Date, Executive shall serve as a consultant to the Company effective on the effective date of the appointment of the Successor CEO (the “Transition Date”), and effective on the Transition Date, Executive shall resign from all positions he holds with the Company, including as a member of the Board, but he shall remain an employee of the Company until the end of the Term. From and after the Transition Date until the end of the Term (the “Transition Period”), Executive shall serve as a consultant to the Board and support the transition of his duties, as reasonably requested by the Successor CEO or by the Board from time to time, to ensure an orderly transition of such duties, including, but not limited to, providing transition advice to the Successor CEO upon request of the Successor CEO, assisting in communications with investors and analysts and, as agreed to by the parties or as necessary to perform a specific duty, advising and supporting the Company’s leadership team members.
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3.Compensation and Benefits.

(a)Base Salary. Prior to the Transition Date, Executive’s base salary will be as determined by the Compensation Committee of the Board from time to time. During the Transition Period, the Company shall pay Executive base salary at an annual rate equal to sixty- seven percent (67%) of his annual rate of base salary as in effect immediately prior to the Transition Date.

(b)Management Incentive Plan (“MIP”). Prior to the Transition Date, Executive shall be entitled to participate in the MIP at a level commensurate with his position, and while his employment continues during the Term, he shall be entitled to receive payments under the MIP, if any, as determined by the Compensation Committee of the Board in respect of any performance period that ended prior to the Transition Date. If Executive is employed at the Transition Date, then at the time the Company makes a payment under the MIP for the performance period in effect as of the Transition Date, Executive shall be entitled to receive a payment under the MIP for such performance period in an amount equal to the amount determined based on the achievement of the applicable performance goals multiplied by a fraction, the numerator of which is the number of days Executive served as Chief Executive Officer during such performance period and the denominator of which is 365. Executive will not participate in the MIP with respect to any performance period commencing on or after the Transition Date.

(c)Treatment of Equity Awards. During the Term (including after the Transition Date), Executive shall be eligible to receive awards under the BorgWarner Inc. 2018 Stock Incentive Plan or any successor plan thereto (the “Stock Incentive Plan”), if any, as determined by the Compensation Committee of the Board at a level commensurate with the position of Chief Executive Officer and a base salary rate equal to his then current salary rate as Chief Executive Officer or, if after the Transition Date, his most recent base salary rate as Chief Executive Officer. Provided Executive terminates employment from the Company on the Retirement Date and complies with Sections 6 through 10, as determined by the Chair of the Compensation Committee of the Board, the Company shall treat such termination to be by reason of Retirement within the meaning of the Stock Incentive Plan and will treat Executive’s outstanding awards under the Stock Incentive Plan as follows:

(i)Restricted Stock. As soon as practicable after the date the release described in Section 10 becomes effective, Executive shall vest in his restricted stock that was granted under the Stock Incentive Plan within twelve (12) months prior to the Retirement Date in an amount equal to the number of such shares of restricted stock multiplied by a fraction, the numerator of which is the number of months Executive was employed from January 1 of the year in which the grant date occurred through the Retirement Date and the denominator of which is 12. The restricted stock granted under the Stock Incentive Plan more than twelve (12) months prior to the Retirement Date shall vest in an amount equal to the number of such shares of restricted stock multiplied by a fraction, the numerator of which is the number of months Executive was employed from the grant of such restricted stock through the Retirement Date and the denominator of which is the number of months in the applicable restriction period.

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(ii)    Performance Shares. (A) With respect to Executive’s performance shares granted more than twelve (12) months prior to the Retirement Date that are still outstanding and unvested immediately prior to the Retirement Date, following the end of the applicable performance period occurring after the Retirement Date (but not prior to the date the release described in Section 10 becomes effective), Executive shall be entitled to vest in the number of performance shares earned, based on actual achievement of the applicable performance goals. Such payment, if any, shall not be pro-rated. (B) With respect to Executive’s performance shares granted within twelve (12) months prior to the Retirement Date that are still outstanding and unvested, following the end of the performance period (but not prior to the date the release described in Section 10 becomes effective), Executive shall be entitled to vest in the number of performance shares earned, based on actual achievement of the applicable performance goals, multiplied by a fraction, the numerator of which is the number of months Executive was employed from January 1 of the year in which the grant date occurred through the Retirement Date and the denominator of which is 12. For the avoidance of doubt, vesting of Performance Shares shall occur following the end of the applicable performance period based on actual achievement of the applicable performance goals.

(iii)    Effect of Change in Control. If on or after the Transition Date the Executive’s restricted shares and performance shares will vest upon a change in control of the Company pursuant to the terms of the Stock Incentive Plan or upon a change of control of the Company pursuant to the Change of Control Employment Agreement dated June 21, 2022 in effect between Executive and the Company (the "COC Agreement"), then the number of restricted shares and performance shares that will vest will be the greater of (i) the number determined under the Stock Incentive Plan or the COC Agreement, as applicable, or (ii) the number determined under clauses (i) and (ii), calculated as if the Retirement Date occurred on the date of such change in control.

(d)    Financial Planning and Tax Expenses. During the Term, Executive shall be entitled to reimbursement for reasonable expenses incurred for international financial planning and advice and international tax preparation services through the Retirement Date.

(e)    Benefits. During the Term, (i) Executive shall be eligible for benefits the Company may provide from time to time to similarly situated employees, and (ii) Executive shall continue to be eligible to participate in the benefit plans and allowances for which the Executive is eligible as of the date hereof, including health care and dental benefits for Executive and his family, to the extent the Company continues to provide such benefits to employees in general. Following the Retirement Date, Executive shall continue to receive health care and other benefits as set forth in the Company's welfare benefit plans.

(f)    Repatriation. Provided Executive terminates employment from the Company on the Retirement Date and has complied with Sections 6 through 10, as determined by the Chair of the Compensation Committee of the Board, the Company shall provide Executive with its standard repatriation benefits for senior executive officers in connection with Executive’s

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relocation to France in accordance with the terms of such benefits, including with respect to the continued qualification of Executive to participate in the French health care system upon his return to France.

4.Termination of Employment.

(a)    Termination Date. Executive’s employment may be terminated prior to the Retirement Date by (i) Executive, for any reason or no reason at all, upon ninety (90) days’ prior written notice to the Company; (ii) mutual agreement of the parties, which shall be in writing; or
(iii) the Company upon Executive’s breach of any material provision of this Agreement or his engaging in illegal conduct or gross misconduct in connection with his employment, by providing written notice to Executive. While the Company may appoint the Successor CEO as this Agreement contemplates, the Company may not terminate Executive’s employment or this Agreement other than pursuant to clause (iii). Executive’s employment will automatically terminate prior to the Retirement Date upon Executive’s death or Disability. “Disability” shall mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. If Executive remains employed until the Retirement Date, his employment will automatically cease on such date which will be deemed a retirement on the part of Executive.

(b)        Payments on Termination.

(i)Upon Executive’s termination of employment for any reason, he shall be entitled to receive any (A) accrued but unpaid base salary to the date of termination, (B) accrued but unused vacation, and (C) reimbursements for reasonable and necessary business expenses in accordance with the Company’s payroll practices and reimbursement policies.

(ii)If Executive’s termination of employment occurs on the Retirement Date, Executive shall also be entitled to the payment under Section 3(b) of any prorated MIP earned as Chief Executive Officer if not yet paid, vesting of equity awards described in Sections 3(c)(i) and (ii) and the repatriation benefits under Section 3(f) (collectively, the “Retirement Benefits”).

For the avoidance of any doubt, Executive shall not be entitled to benefits under the BorgWarner Inc. Transitional Income Plan upon reaching the Transition Date or thereafter.

5.Company Property.

Upon Executive’s termination of employment for any reason, Executive shall return to the Company all documents and other property belonging to the Company, including items such as his cellular phone and laptop, computer equipment and software, as well as all data, files, records, forms and other information of whatever kind, either electronic or hard copy, that constitute Confidential Information (as defined below) of the Company that have not already been

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returned by Executive. Executive agrees not to make or retain any copies, electronic or otherwise, of the Confidential Information (as defined in Section 8) of the Company.

6.Cooperation.

(a)Cooperation. During the Term and for a period of two (2) years following the end of the Term, Executive will cooperate in the development and execution of pending agreements and other documents that pertain to actions for the period he was employed. Further, if requested by the Company, and without additional consideration except as set forth in the following sentence, Executive will make himself available, during the Term and for a period of two (2) years thereafter, to cooperate with the defense or prosecution of any claims filed by or against the Company or its affiliates and will furnish his testimony if required by subpoena or when deemed reasonable and necessary by counsel for the Company, provided such times are scheduled so as not to interfere with the performance of his duties for another employer. The Company will pay Executive an hourly witness fee of $250.00 for his time following the end of the Term during which he provides cooperation services pursuant to this subsection; provided, however, that should Executive be required to provide such services for more than twenty (20) days (two (2) or more hours of service per day) during a calendar year following the end of the Term, then the Company shall pay Executive an hourly fee of $500.00 for such services (in excess of two (2) hours per day) for any day in excess of the twentieth (20th) day of services for that calendar year. The Company will, within thirty (30) days of receipt of a statement of expenses and/or documentation of all time incurred, reimburse Executive for all of his out-of-pocket expenses reasonably incurred by him pursuant to this subsection, including travel, transportation, lodging and meals as well as related miscellaneous costs if such travel is requested of Executive by the Company.

(b)Effect of Subpoena. Executive further agrees that, in the event Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) that in any way relates to Executive’s employment with the Company, Executive will give prompt notice of such request to the Company’s general counsel and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

7.Non-Competition and Non-Solicitation.

(a)    Non-Competition. Commencing on the date of this Agreement and for a period of two (2) years following the end of the Term or earlier termination of this Agreement, Executive shall not, directly or indirectly, be employed by, consult with or otherwise perform services for a Competitor (as defined below) or own any interest in, manage or participate in the management (as an officer, director, partner, member or otherwise) of a Competitor. Executive acknowledges that, due to the nature of the Company’s business and his role as Chief Executive Officer, this non-competition provision applies in any state, county, city or part thereof in the United States and/or any foreign country in which the Company (x) does business on the date of this Agreement or at any time thereafter until the end of the Term or earlier termination of this Agreement or (y) has engaged, in the year prior to the Transition Date or during the Term, in substantial plans to do business. For purposes of this Agreement, (i) “Competitor” means a person

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or entity that is directly or indirectly Engaged in a Competing Business or is an affiliate of a person or entity that is directly or indirectly Engaged in a Competing Business, (ii) “Engaged” means to engage in, maintain, operate, assist, be occupied or associated with, have any financial or beneficial interest in, or otherwise participate in a specified business or activity, whether as an owner, stockholder, member, partner, lender, director, manager, officer or employee, licensor, advisor or consultant, or otherwise, and (iii) “Competing Business” means any business that develops, manufactures or markets technology solutions for combustion, hybrid or electric vehicles that help improve vehicle performance, propulsion efficiency, stability or air quality for sale to original equipment manufacturers of light vehicles, commercial vehicles or off-highway vehicles, to Tier One vehicle systems suppliers or into the aftermarket for light, commercial and off-highway vehicles. Notwithstanding the foregoing, at his sole discretion, the Chair of the Board may waive this non-competition covenant in whole or in part if the Chair determines that its enforcement is not required to protect the Company’s legitimate business interests. Any such waiver shall be in writing.

(b)    Non-Solicitation. Commencing on the date of this Agreement and for a period of two (2) years following the end of the Term, Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company with whom Executive has had contact or with respect to whom Executive has learned confidential information during Executive’s employment with the Company to perform services for any Competitor or attempt to induce any such employee to leave the employ of the Company. Executive acknowledges that, due to the nature of the Company’s business and his role as former Chief Executive Officer, this non-solicitation provision applies in any county, city or part thereof in the United States and/or any foreign country in which the Company does business.

(c)    Ancillary Agreements. Executive agrees that the foregoing restrictions are reasonable in scope, area and duration, are necessary for the protection of the Company’s legitimate business interests and will not result in any undue hardship for Executive. Executive agrees that the restrictions will be construed independent of any other covenant or provision of this Agreement and the existence of any claims Executive may have against the Company, whether or not arising from this Agreement, will not constitute a defense to the enforcement by the Company of such restrictions.

(d)    Non-disparagement. Executive agrees that, commencing on the date of this Agreement and at any time thereafter, he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the Company, any member of its Board of Directors or any executive officer of the Company (the “Protected Persons”) or the Company’s business. Without limitation, Executive shall not publish, communicate, post or blog disparaging or confidential information about the Protected Persons. The Company agrees that, commencing on the date of this Agreement and at any time thereafter, no member of its Strategy Board, as it existed on the Transition Date, will, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Executive. However, each may give truthful and non-malicious testimony if properly subpoenaed to testify under oath.

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8.Confidentiality.

The relationship between Executive and the Company is and shall continue to be one in which the Company reposes special trust and confidence in Executive and one in which Executive has and shall have a fiduciary relationship to the Company. The parties acknowledge that during Executive’s employment with the Company, including, but not limited to, during the Term, the Company will disclose to Executive or provide Executive with access to trade secrets, proprietary or confidential information (“Confidential Information”) of the Company; and/or place Executive in a position to develop business goodwill on behalf of the Company; and/or entrust Executive with business opportunities of the Company. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect the trade secrets and Confidential Information of the Company that have been and will in the future be disclosed or entrusted to Executive, the business goodwill of the Company and its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by the Company and its affiliates, and as an additional incentive for the Company to enter into this Agreement, the Company and Executive agree that Executive shall not, whether during the Term or thereafter, disclose to any person or entity, other than an executive of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties hereunder, any Confidential Information of the Company unless disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body with jurisdiction to order Executive to disclose or make accessible any information. Executive further acknowledges that use of Confidential Information of the Company by persons who are not employees, directors, officers, advisors, or consultants of the Company would provide said persons an unfair competitive advantage that they would not have without the use of such proprietary or confidential information and that such advantage would cause the Company irreparable harm. Executive further acknowledges that because of this unfair competitive advantage, and the Company’s legitimate business interests, which include its need to protect its goodwill and the proprietary and Confidential Information, Executive has agreed to the restrictions in this Section 8.

Nothing in this Agreement is intended to interfere with or discharge a good faith disclosure to any governmental entity related to a suspected violation of law. Executive understands that he cannot and will not be held criminally or civilly liable under any federal or state trade secrets laws for disclosing otherwise protected trade secrets and/or confidential or proprietary information as long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.

During the Term, Executive will not trade in securities of the Company until such time as permitted by applicable securities laws and will adhere to and be bound by all insider trading policies now or hereafter adopted by the Company, including preclearance policies and blackout periods established by the Company and applicable to designated insiders pursuant to such policies.

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9.Injunctive Relief.

Executive acknowledges that a breach of the covenants contained in Sections 6, 7, and 8 will cause irreparable harm to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants in Sections 6, 7, and 8, and in addition to any other remedy that may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

10.Requirement for Release Upon Termination.

Notwithstanding anything herein contained to the contrary, Executive shall not be entitled to receive the Retirement Benefits unless and until Executive has executed and delivered to the Company, within sixty (60) days following his Retirement Date, and has not revoked within the time period set forth therein, a general release in the form to be provided by the Company to Executive, which shall be substantially the same in substance as the release set forth in Exhibit A. The Company shall provide the form of release to Executive no later than ten (10) business days following his Retirement Date. Any payments or benefits that are contingent on the effectiveness of the release will be paid or provided as soon as practicable, but not more than thirty (30) days, after the release becomes effective; provided that if the period described herein during which Executive may consider and revoke the release spans two calendar years, then to the extent required by Section 409A of the Internal Revenue Code, any payment or benefit that is contingent on the effectiveness of such release will in all events be paid in the second calendar year.

11.Indemnification.

Nothing in this Agreement is intended to affect any obligation the Company may have under applicable law or its governing documents or through an individual agreement to indemnify Executive. For the avoidance of doubt, notwithstanding the end of the Term or any provision herein to the contrary, the Company shall honor its obligations under all indemnification agreements and its charter and bylaw provisions providing for indemnification or advance of expenses to Executive.

12.Miscellaneous.

(a)Assignment. Neither the Company nor Executive may assign this Agreement, except that the Company’s obligations hereunder shall be binding legal obligations of any successor to all or substantially all of the Company’s business by purchase, merger, consolidation or otherwise.

(b)Executive Acknowledgement. Executive represents and warrants that Executive has the sole right and exclusive authority to execute this Agreement; that the provisions of this Agreement shall be binding upon Executive and Executive’s heirs, executors, administrators and other legal representatives; that Executive has not relied upon any promise or representation that is not contained within this Agreement; and that the obligations imposed upon Executive in this Agreement shall not prevent Executive from earning a satisfactory livelihood.

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(c)    Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(d)    Interaction with COC Agreement. If a “Change of Control” as defined in the COC Agreement occurs prior to the Transition Date, then effective upon such Change of Control, this Agreement shall terminate automatically and Executive shall be entitled to the rights and benefits provided by the COC Agreement. From and after the Transition Date, the only provisions under the COC Agreement that shall apply to Executive if a “Change of Control” (as defined in the COC Agreement) occurs on or after the Transition Date are Sections 3 and 10 of the COC Agreement; otherwise, this Agreement shall continue in full force and effect.

Except as provided above, this Agreement contains the entire understanding between the Company and Executive relating to the subject matter hereof and supersedes any contrary provision in any other document, including any prior employment agreement, offer letter or memorandum of understanding between Executive and the Company, whether written or oral. However, the terms of applicable benefit plans and award agreements shall continue to apply except to the extent this Agreement. But, in the event of any inconsistency between the terms of this Agreement and the terms of any applicable benefit plan or award agreement, the terms of this Agreement shall control.

(e)    Applicable Law. This Agreement shall be construed and interpreted pursuant to the internal laws of the State of Michigan, without regard to principles of conflicts of laws. In the event of a breach or threatened breach of any of the covenants in Sections 6, 7, and 8 the Company will be entitled to immediate, temporary or preliminary injunctive relief in any court located in the State of Michigan without proof of actual damages.

(f)    Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

(g)    Section 409A Compliance. It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code, and Treasury Regulations relating thereto, so as not to subject Executive to the payment of any interest and tax penalty which may be imposed under Section 409A of the Internal Revenue Code, and this Agreement shall be interpreted and construed accordingly where possible.

(h)    Amendment. No amendment or modification of the terms of this Agreement shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.

(i)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

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(j)    Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives and successors and, if this Agreement shall continue in effect following a “Change of Control” (as defined in the COC Agreement), shall be assumed by any successor to the Company in the event of such a “Change of Control”.

(k)    Notices. Notices required under this Agreement shall be in writing and sent by registered U.S. mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other by written notice:

If to the Company:	BorgWarner Inc. 3850 Hamlin Road Auburn Hills, MI 48326 Attn: General Counsel
If to Executive:	At the most recent address on file with the Company
(l)    Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

(m)    Tax Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment or other benefit received under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BORGWARNER INC.

By /s/ Tonit Calaway
Name: Tonit Calaway
Title: Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Date: September 9, 2022

EXECUTIVE

By /s/ Frederic B. Lissalde
Frederic B. Lissalde

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EXHIBIT A RELEASE OF CLAIMS
1.Release of Claims

Frederic B. Lissalde (“Executive”) hereby waives, releases and forever discharges BorgWarner Inc. (the “Company”), its subsidiaries and affiliates and their present, former and future employees, officers, directors, agents, successors and assigns (hereinafter collectively referred to as the "Released Parties") from any and all matters, claims, actions, demands, causes of actions, attorney’s fees and costs, debts, accounts, obligations, or liabilities, of every nature and kind whatsoever in law, equity, tort or contract, whether liquidated or unliquidated, whether now known or unknown (by way of illustration, but without limitation, any and all claims arising under Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act, as amended; the Age Discrimination in Employment Act (ADEA); the Elliot Larsen Civil Rights Act; the Michigan Persons with Disabilities Civil Rights Act; the Michigan Worker’s Disability Compensation Act; the Reconstruction Era Civil Rights Acts (42 U.S.C. §§ 1981-1988); Executive Order 11246; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974; federal, state, and local family and medical leave laws including, but not limited to, the Family and Medical Leave Act; federal, state, and local wage and hour laws including, but not limited to, the Fair Labor Standards Act; federal, state, and local whistleblower laws; the National Labor Relations Act; the Occupational Health and Safety Act; and any other laws of the United States and/or the State of Michigan) against the Released Parties, arising out of Executive’s employment with the Company that Executive now has or may have had (the "Released Claims"). The Released Claims include any claim to rescind this Release of Claims (“Release”) once the seven (7) day revocation period described below has expired. Executive understands that nothing in this Release, generally, prevents him from filing a charge (including a challenge to the validity of this Release) with the EEOC or participating in an EEOC investigation or proceeding. Executive understands and agrees, however, that he is waiving his right to monetary relief or other personal relief as a result of any such EEOC proceedings or any subsequent legal action brought by the EEOC.

2.Requirement Not to Sue

Executive also agrees not to sue the Released Parties pursuant to any provision of the United States Code (specifically including, but not limited to, any and all rights created by or under the Age Discrimination in Employment Act, as amended), any state law, or any other cause or action whatsoever in law, equity, tort, or contract with respect to any and all of the Released Claims or to participate in any other such cause or action against the Released Parties.

3.Representations

Executive represents that he received the original of this Release on
____________; that he was advised, at that time, to seek information and guidance from such persons as he deems appropriate, including, but not limited to, an attorney-at-law, regarding the content and effect of each provision of this Release; and that Executive was informed that he would have twenty-one (21) days (through __________) to consider execution of this Release.

Exhibit A

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Executive represents that, since ____________, Executive has negotiated changes to the original of this Release offered by the Company. Executive agrees that, whether the negotiated changes are material or not material, they will not and do not restart the twenty-one (21) day consideration period. Even if the changes are considered material, by signing this Release, Executive voluntarily agrees to waive the restarting of the twenty-one (21) day consideration period that Executive would otherwise have to consider any new offer by the Company. Executive further agrees that the original twenty-one (21) day consideration period will continue to apply and that Executive has until _____________to consider execution of this Release and that, by signing this Release prior to such date, Executive voluntarily agrees to waive the twenty-one (21) day consideration period. Further, if Executive executes this Release, Executive may revoke it by written notice to the Company within a period of seven (7) days from the date of execution. If Executive exercises his revocation right, then this Release shall become null and void retroactive to its effective date.

EXECUTIVE

/s/ Frederic B. Lissalde
Frederic B. Lissalde Date

Exhibit A

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